Exhibit 4.3

CONMED CORPORATION

2006 STOCK INCENTIVE PLAN

ARTICLE I

GENERAL

1.1.     Purpose

The purpose of Conmed Corporation 2006 Stock Incentive Plan is to attract, retain and motivate officers, directors, employees, consultants and others who may perform services for Conmed Corporation and its successors (the “Company”) and its subsidiaries and affiliates, to compensate them for their contributions to the long-term growth and profits of the Company, and to encourage them to acquire a proprietary interest in the success of the Company.

1.2.     Definitions of Certain Terms

1.2.1.     “Award” means an award made pursuant to the Plan.

1.2.2.     “Award Agreement” means the written document by which each Award is evidenced.

1.2.3.     “Board” means the Board of Directors of the Company.

1.2.4.     “Certificate” means a stock certificate (or other appropriate document or evidence of ownership) representing shares of Common Stock.

1.2.5.     “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the applicable rulings and regulations thereunder.

1.2.6.     “Committee” means the Compensation Committee of the Board of Directors, or such other committee of the Board as the Board may select from time to time to administer the Plan pursuant to Section 1.3.

1.2.7.     “Common Stock” means common stock of the Company.

1.2.8.     “Employment” means a grantee’s performance of services for the Company or its subsidiaries or affiliates, in any form whether as an employee, consultant or otherwise as determined by the Committee. The terms “employ” and “employed” shall have their correlative meanings.

1.2.9.     “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the applicable rules and regulations thereunder.

1.2.10.     “Fair Market Value” means, with respect to a share of Common Stock on any day, the closing price of the Common Stock on the principal securities exchange on which the shares of Common Stock are then traded, or, if not traded, the price set by the Committee.

1.2.11.     “Plan” means the Conmed Corporation 2006 Stock Incentive Plan, as described herein and as hereafter amended from time to time.

1.3.     Administration

1.3.1.     Subject to Section 1.3.4, the Plan shall be administered by the Committee. To the extent required for transactions under the Plan to qualify for the exemptions available under Rule 16b-3 promulgated under the Exchange Act, all actions relating to Awards to persons subject to Section 16 of the Exchange Act may be taken by the Board or a committee or subcommittee of the Board composed of three (3) or more members, each of whom is a “non-employee director” within the meaning of Exchange Act Rule 16b-3. To the extent required for compensation realized from Awards under the Plan to be deductible by the Company pursuant to Section 162(m) of the Code, such Awards may be granted by a committee or subcommittee of the Board composed of three (3) or more members, each of whom is an “outside director” within the meaning of Code Section 162(m).

1.3.2.     The Committee shall have complete control over the administration of the Plan and shall have the authority in its sole discretion to (a) exercise all of the powers granted to it under the Plan, (b) construe, interpret and implement the Plan and all Award Agreements, (c) prescribe, amend and rescind rules and regulations relating to the Plan, including rules governing its own operations, (d) make all determinations necessary or advisable in administering the Plan, (e) correct any defect, supply any omission and reconcile any inconsistency in the Plan, (f) amend the Plan to reflect changes in applicable law, (g) grant Awards and determine who shall receive Awards, (h) amend any outstanding Award Agreement to accelerate the time or times at which the Award becomes vested, unrestricted or may be exercised, or to waive or amend any goals, restrictions or conditions set forth in such Award Agreement, or reflect a change in the grantee’s circumstances (e.g., a change to part-time employment status), and (i) determine whether, to what extent and under what circumstances and method or methods (1) Awards may be (A) settled in cash, shares of Common Stock, other securities, other Awards or other property, (B) exercised or (C) canceled, forfeited or suspended (including, without limitation, canceling underwater options without any payment to the grantee), (2) shares of Common Stock, other securities, other Awards or other property and other amounts payable with respect to an Award may be deferred either automatically or at the election of the grantee thereof or of the Committee and (3) Awards may be settled by the Company, any of its subsidiaries or affiliates or any of its or their designees; provided, however, that, except in connection with a stock split, dividend, recapitalization, merger, consolidation, spinoff, combination or other exchange of shares affecting all holders of Common Stock, the Committee shall not be permitted to reprice (as defined under rules of any national exchange upon which the Company’s shares of Common Stock may be listed) options or stock appreciation rights without the consent of the Company's shareholders.

1.3.3.     Actions of the Committee may be taken by the vote of a majority of its members present at a meeting (which may be held telephonically). Any action may be taken by a written instrument signed by a majority of the Committee members, and action so taken shall be fully as effective as if it had been taken by a vote at a meeting. The determination of the Committee on all matters relating to the Plan or any Award Agreement shall be final, binding and conclusive. The Committee may allocate among its members and delegate to any person who is not a member of the Committee any of its administrative responsibilities.

1.3.4.     Notwithstanding anything to the contrary contained herein, the Board may, in its sole discretion, at any time and from time to time, grant Awards or administer the Plan. The Board shall have all of the authority and responsibility granted to the Committee herein.

1.3.5.     No Liability

No member of the Board or the Committee or any employee of the Company or its subsidiaries or affiliates (each such person, a “Covered Person”) shall have any liability to any person (including any grantee) for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award. Each Covered Person shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under the Plan or any Award Agreement and (b) any and all amounts paid by such Covered Person, with the Company’s approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person, provided that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person’s bad faith, fraud or willful criminal act or omission. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which Covered Persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such persons or hold them harmless.

1.4.     Persons Eligible for Awards

Awards under the Plan may be made to such officers, directors, employees, consultants and other individuals who may perform services for the Company and its subsidiaries and affiliates, as the Committee may select.

1.5.     Types of Awards Under Plan

Awards may be made under the Plan in the form of (a) options, (b) stock appreciation rights, (c) dividend equivalent rights, (d) restricted stock, (e) restricted stock units and (f) other equity-based or equity-related Awards which the Committee determines to be consistent with the purpose of the Plan and the interests of the Company.

1.6.     Shares Available for Awards

1.6.1.     Total shares available. Subject to adjustment pursuant to Section 1.6.2, the total number of shares of Common Stock which may be delivered pursuant to Awards granted under the Plan shall not exceed the sum of 1,000,000 shares that will be available for grants and awards under the Plan. If any Award is forfeited or otherwise terminates or is canceled without the delivery of shares of Common Stock or shares of Common Stock are surrendered or withheld from any Award to satisfy a grantee’s income tax or other withholding obligations, then the shares covered by such forfeited, terminated or canceled Award or which are equal to the number of shares surrendered or withheld shall again become available to be delivered pursuant to Awards granted or to be granted under this Plan. Notwithstanding the foregoing, but subject to adjustment pursuant to Section 1.6.2, no more than 1,000,000 shares of Common Stock shall be delivered pursuant to the exercise of incentive stock options. The maximum number of shares of Common Stock with respect to which options and stock appreciation rights may be granted to an individual grantee in any calendar year is 200,000 shares of Common Stock, subject to adjustment pursuant to Section 1.6.2. The maximum number of shares of Common Stock with respect to which restricted stock, restricted stock units or performance shares that are intended to qualify as performance-based compensation under Section 162(m) of the Code may be granted to an individual grantee in any calendar year is 200,000 shares of Common Stock, subject to adjustment pursuant to Section 1.6.2. Any shares of Common Stock (a) delivered by the Company, (b) with respect to which Awards are made by the Company and (c) with respect to which the Company becomes obligated to make Awards, in each case through the assumption of, or in substitution for, outstanding awards previously granted by an acquired entity, shall not be counted against the shares of Common Stock available for Awards under this Plan. Shares of Common Stock which may be delivered pursuant to Awards may be authorized but unissued Common Stock or authorized and issued Common Stock held in the Company’s treasury or otherwise acquired for the purposes of the Plan.

1.6.2.     Adjustments. The Committee shall have the authority (but not the obligation) to adjust the number of shares of Common Stock authorized pursuant to Section 1.6.1 and to adjust (including, without limitation, by payment of cash) the terms of any outstanding Awards (including, without limitation, the number of shares of Common Stock covered by each outstanding Award, the type of property to which the Award relates and the exercise or strike price of any Award), in such manner as it deems appropriate to prevent the enlargement or dilution of rights, or otherwise deems it appropriate, for any increase or decrease in the number of issued shares of Common Stock (or issuance of shares of stock other than shares of Common Stock) resulting from a recapitalization, stock split, reverse stock split, stock dividend, spinoff, splitup, combination or reclassification or exchange of the shares of Common Stock, merger, consolidation, rights offering, separation, reorganization or any other change in corporate structure or event the Committee determines in its sole discretion affects the capitalization of the Company, including any extraordinary dividend or distribution. After any adjustment made pursuant to this Section 1.6.2, the number of shares of Common Stock subject to each outstanding Award shall be rounded up or down to the nearest whole number, as determined by the Committee.

1.6.3.     Except as provided in this Section 1.6 or under the terms of any applicable Award Agreement, there shall be no limit on the number or the value of shares of Common Stock that may be subject to Awards to any individual under the Plan.

1.6.4.     There shall be no limit on the amount of cash, securities (other than shares of Common Stock as provided in Section 1.6.1, as adjusted by 1.6.2) or other property that may be delivered pursuant to any Award.

ARTICLE II

AWARDS UNDER THE PLAN

2.1.     Agreements Evidencing Awards

Each Award granted under the Plan shall be evidenced by an Award Agreement which shall contain such provisions and conditions as the Committee deems appropriate. The Committee may grant Awards in tandem with or in substitution for any other Award or Awards granted under this Plan or any award granted under any other plan of the Company. By accepting an Award pursuant to the Plan, a grantee thereby agrees that the Award shall be subject to all of the terms and provisions of the Plan and the applicable Award Agreement.

2.2.     No Rights as a Shareholder

No grantee of an Award (or other person having rights pursuant to an Award) shall have any of the rights of a shareholder of the Company with respect to shares of Common Stock subject to an Award until the delivery of such shares. Except as otherwise provided in Section 1.6.2, no adjustments shall be made for dividends or distributions (whether ordinary or extraordinary, and whether in cash, Common Stock, other securities or other property) on, or other events relating to, shares of Common Stock subject to an Award for which the record date is prior to the date such shares are delivered.

2.3.     Grant of Options and Stock Appreciation Rights

The Committee may grant (a) options to purchase shares of Common Stock from the Company and (b) stock appreciation rights, in such amounts and subject to such terms and conditions as the Committee may determine.

2.4.     Exercise of Options and Stock Appreciation Rights

2.4.1.     Any acceptance by the Committee of an optionee’s written notice of exercise of an option shall be conditioned upon payment for the shares being purchased. Such payment may be made in cash or by such other method as the Committee may from time to time prescribe.

2.4.2.     After receiving payment from the optionee of the full option exercise price, or after receiving notice from the grantee of the exercise of a stock appreciation right for which payment will be made by the Company partly or entirely in shares of Common Stock, the Company shall, subject to the provisions of the Plan or any Award Agreement, deliver the shares of Common Stock.

2.5.     Grant of Restricted Stock

The Committee may grant or offer for sale restricted shares of Common Stock in such amounts and subject to such terms and conditions as the Committee shall determine. Upon the delivery of such shares, the grantee shall have the rights of a shareholder with respect to the restricted stock, subject to any restrictions and conditions as the Committee may include in the applicable Award Agreement. In the event that a Certificate is issued in respect of restricted shares of Common Stock, such Certificate may be registered in the name of the grantee but shall be held by the Company or its designated agent until the time the restrictions lapse.

2.6.     Grant of Restricted Stock Units

The Committee may grant Awards of restricted stock units in such amounts and subject to such terms and conditions as the Committee shall determine. A grantee of a restricted stock unit will have only the rights of a general unsecured creditor of the Company until delivery of shares of Common Stock, cash or other securities or property is made as specified in the applicable Award Agreement. On the delivery date, the grantee of each restricted stock unit not previously forfeited shall receive one share of Common Stock, or cash, securities or other property equal in value to a share of Common Stock or a combination thereof, as specified by the Committee.

2.7.     Other Stock-Based Awards

The Committee may grant other types of equity-based or equity-related Awards (including the grant or offer for sale of unrestricted shares of Common Stock and performance shares) in such amounts and subject to such terms and conditions, as the Committee shall determine. Such Awards may entail the transfer of actual shares of Common Stock to Plan participants, or payment in cash or otherwise of amounts based on the value of shares of Common Stock.

2.8.     Grant of Dividend Equivalent Rights

The Committee may include in the Award Agreement with respect to any Award a dividend equivalent right entitling the grantee to receive amounts equal to all or any portion of the dividends that would be paid on the shares of Common Stock covered by such Award if such shares had been delivered pursuant to such Award. The grantee of a dividend equivalent right will have only the rights of a general unsecured creditor of the Company until payment of such amounts is made as specified in the applicable Award Agreement. In the event such a provision is included in an Award Agreement, the Committee shall determine whether such payments shall be made in cash, in shares of Common Stock or in another form, whether they shall be conditioned upon the exercise of the Award to which they relate, the time or times at which they shall be made, and such other terms and conditions as the Committee shall deem appropriate.

2.9.     Performance Goals

The Committee may establish performance goals with respect to any Award using one or more of the following goals: (a) market share (including, without limitation, the market share of trading volume in certain types of securities), (b) earnings, (c) earnings per share, (d) operating profit, (e) operating margin, (f) return on equity, (g) return on assets, (h) total return to stockholders, (i) technology improvements, (j) return on investment capital, (k) revenue growth, (l) cash flow, (m) reliability, (n) revenue growth, (o) quality objectives and (p) such other objectives or performance measures as the Committee may select. In addition, Awards may be subject to comparisons of the performance of other companies, such performance to be measured by one or more of the foregoing business criteria.

ARTICLE III

MISCELLANEOUS

3.1.     Amendment of the Plan

The Board may from time to time suspend, discontinue, revise or amend the Plan in any respect whatsoever, and may also suspend the ability of a recipient of an Award to exercise or otherwise realize the value of such Award, provided, however, that, except with respect to the foregoing, no amendment shall materially adversely affect a grantee without such person’s prior written consent.

3.2.     Tax Withholding

3.2.1.     As a condition to the delivery of any shares of Common Stock, other property or cash pursuant to any Award or the lifting or lapse of restrictions on any Award, or in connection with any other event that gives rise to a federal or other governmental tax withholding obligation on the part of the Company or any of its subsidiaries or affiliates relating to an Award (including, without limitation, FICA tax), (a) the Company may deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to a grantee whether or not pursuant to the Plan or (b) the Committee shall be entitled to require that the grantee remit cash to the Company or any of its subsidiaries or affiliates (through payroll deduction or otherwise), or (c) the Company or any its of subsidiaries or affiliates may enter into any other suitable arrangements to withhold in each case in an amount sufficient in the opinion of the Company to satisfy such withholding obligation.

3.2.2.     If the event giving rise to the withholding obligation involves a transfer of shares of Common Stock, then, unless the applicable Award Agreement provides otherwise, at the discretion of the Committee, the grantee may satisfy the withholding obligation described under Section 3.2.1 by electing to have the Company withhold shares of Common Stock (which withholding will be at a rate not in excess of the statutory minimum rate) or by tendering previously owned shares of Common Stock, in each case having a Fair Market Value equal to the amount of tax to be withheld (or by any other mechanism as may be required or appropriate to conform with local tax and other rules). For this purpose, Fair Market Value shall be determined as of the date on which the amount of tax to be withheld is determined (and the Company may cause any fractional share amount to be settled in cash).

3.3.     Required Consents and Legends

3.3.1.     If the Committee shall at any time determine that any consent (as hereinafter defined) is necessary or desirable as a condition of, or in connection with, the granting of any Award, the delivery of shares of Common Stock or the delivery of any cash, securities or other property under the Plan, or the taking of any other action thereunder (each such action being hereinafter referred to as a “plan action”), then such plan action shall not be taken, in whole or in part, unless and until such consent shall have been effected or obtained to the full satisfaction of the Committee. The Committee may direct that any Certificate evidencing shares delivered pursuant to the Plan shall bear a legend setting forth such restrictions on transferability as the Committee may determine to be necessary or desirable, and may advise the transfer agent to place a stop order against any legended shares.

3.3.2.     The term “consent” as used herein with respect to any plan action includes (a) any and all listings, registrations or qualifications in respect thereof upon any securities exchange or under any federal, state, or local law, or law, rule or regulation of a jurisdiction outside the United States, (b) any and all written agreements and representations by the grantee with respect to the disposition of shares, or with respect to any other matter, which the Committee may deem necessary or desirable to comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made, (c) any and all other consents, clearances and approvals in respect of a plan action by any governmental or other regulatory body or any stock exchange or self-regulatory agency, (d) any and all consents by the grantee to (i) the Company’s supplying to any third party recordkeeper of the Plan such personal information as the Committee deems advisable to administer the Plan, (ii) the Company, or its applicable subsidiary or affiliate, deducting amounts from the grantee’s wages, or another arrangement satisfactory to the Committee, to reimburse the Company, or its applicable subsidiary or affiliate, for advances made on the grantee’s behalf to satisfy certain withholding and other tax obligations in connection with an Award and (iii) the Company imposing sales and transfer procedures and restrictions and hedging restrictions on shares of Common Stock delivered under the Plan and (e) any and all consents or authorizations required to comply with, or required to be obtained under, applicable local law or otherwise required by the Committee. Nothing herein shall require the Company to list, register or qualify the shares of Common Stock on any securities exchange.

3.4.     Right of Offset

The Company and its subsidiaries and affiliates shall have the right to offset against its obligation to deliver shares of Common Stock (or other property or cash) under the Plan or any Award Agreement any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, repayment obligations under any Awards, or amounts repayable to the Company or its subsidiaries or affiliates pursuant to tax equalization, housing, automobile or other employee programs) the grantee then owes to the Company or its subsidiaries or affiliates and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement.

3.5.     Nonassignability

Except to the extent otherwise expressly provided in the applicable Award Agreement, no Award (or any rights and obligations thereunder) granted to any person under the Plan may be sold, exchanged, transferred, assigned, pledged, hypothecated, fractionalized, hedged or otherwise disposed of (including through the use of any cash-settled instrument), whether voluntarily or involuntarily, other than by will or by the laws of descent and distribution, and all such Awards (and any rights thereunder) shall be exercisable during the life of the grantee only by the grantee or the grantee’s legal representative. Notwithstanding the preceding sentence, the Committee may permit, under such terms and conditions that it deems appropriate in its sole discretion, a grantee to transfer any Award to any person or entity that the Committee so determines. Any sale, transfer, assignment, pledge, hypothecation, fractionalization, hedge or other disposition in violation of the provisions of this Section 3.5 shall be void. All of the terms and conditions of this Plan and the Award Agreements shall be binding upon any such permitted successors and assigns.

3.6.     Requirement of Consent and Notification of Election Under Section 83(b) of the Code or Similar Provision

No election under Section 83(b) of the Code (to include in gross income in the year of transfer the amounts specified in Code Section 83(b)) or under a similar provision of the law of a jurisdiction outside the United States may be made unless expressly permitted by the terms of the Award Agreement or by action of the Committee in writing prior to the making of such election. If a grantee of an Award, in connection with the acquisition of shares of Common Stock under the Plan or otherwise, is expressly permitted under the terms of the Award Agreement or by such Committee action to make any such election and the grantee makes the election, the grantee shall notify the Committee of such election within ten (10) days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to regulations issued under Code Section 83(b) or other applicable provision.

3.7.     Requirement of Notification Upon Disqualifying Disposition Under Section 421(b) of the Code

If any grantee shall make any disposition of shares of Common Stock delivered pursuant to the exercise of an incentive stock option under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions), such grantee shall notify the Company of such disposition within ten (10) days thereof.

3.8.     Change in Control

3.8.1.  In the event of a Change in Control, as hereinafter defined, (i) each option and stock appreciation right shall be deemed fully vested and exercisable, (ii) the restrictions applicable to all restricted shares of Common Stock and restricted stock units shall lapse and such shares and share units shall be deemed fully vested, (iii) all performance conditions shall be deemed satisfied in full, and (iv) all restricted stock units and performance stock units shall be paid in cash if so specified by the Committee. The amount of any cash payment in respect of a restricted stock unit or performance stock unit may be equal to: (A) in the event the Change in Control is the result of a tender offer or exchange offer for Common Stock, the final offer price per share paid for the Common Stock or (B) in the event the Change in Control is the result of any other occurrence, the aggregate per share value of Common Stock as determined by the Committee at such time. The Committee may, in its discretion, include such further provisions and limitations in any agreement documenting such Awards as it may deem equitable and in the best interests of the Company.

3.8.2  A "Change in Control" shall mean the occurrence of any one of the following events: (i) any "person" (as such term is defined in Section 3(A)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities eligible to vote for the election of the Board (the "Company Voting Securities"); provided, however, that the event described in this clause (i) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any of its subsidiaries, (B) by any employee benefit plan sponsored or maintained by the Company or any of its subsidiaries, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, or (D) pursuant to a Non-Control Transaction (as defined in clause (iii) below); (ii) during any period of not more than two years, individuals who constitute the Board as of the beginning of the period (the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the beginning of the period, whose election or nomination for election was approved by a vote (either by specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) of at least three-quarters of the Incumbent Directors who remain on the Board, including those directors whose election or nomination for election was previously so approved, shall also be deemed to be an Incumbent Director; provided; however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director; (iii) the consummation of a merger, consolidation, share exchange or similar form of corporate reorganization of the Company (or any such type of transaction involving the Company or any of its subsidiaries that requires the approval of the Company's shareholders, whether for the transaction or the issuance of securities in the transaction or otherwise) (a "Business Combination"), unless immediately following such Business Combination: (a) more than 60% of the total voting power of the corporation resulting from such Business Combination (including, without limitation, any corporation which directly or indirectly has beneficial ownership of 100% of the Company Voting Securities) eligible to elect directors of such corporation is represented by shares that were Company Voting Securities immediately prior to such Business Combination (either by remaining outstanding or being converted), and such voting power is in substantially the same proportion as the voting powers of such Company Voting Securities immediately prior to the Business Combination, (b) no person (other than any holding company resulting from such Business Combination, any employee benefit plan sponsored or maintained by the Company (or the corporation resulting from such business Combination)) immediately following the consummation of the Business Combination becomes the beneficial owner, directly or indirectly, of 25% or more of the total voting power of the outstanding voting securities eligible to elect directors of the corporation resulting from such Business Combination, and (c) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were Incumbent Directors at the time of the approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies the conditions in clauses (a), (b) and (c) is referred to hereunder as a "Non-Control Transaction"); or (iv) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or the sale of all or substantially all of its assets. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than 25% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

3.9.     Right of Discharge Reserved

Neither the grant of an Award nor any provision in the Plan or in any Award Agreement shall confer upon any grantee the right to continued Employment by the Company or any of its affiliates or subsidiaries or affect any right that the Company or its subsidiaries or affiliates may have to terminate or alter the terms and conditions of the grantee’s Employment.

3.10.    Nature of Payments

3.10.1.     Any and all grants of Awards and deliveries of shares of Common Stock, cash, securities or other property under the Plan shall be in consideration of services performed or to be performed for the Company or its subsidiaries or affiliates by the grantee. Awards under the Plan may, in the sole discretion of the Committee, be made in substitution in whole or in part for cash or other compensation otherwise payable to an Employee. Deliveries of shares of Common Stock may be rounded to avoid fractional shares. In addition, the Company may pay cash in lieu of fractional shares.

3.10.2.     All grants of Awards and deliveries of shares of Common Stock, cash or other property under the Plan shall constitute a special discretionary incentive payment to the grantee and shall not be required to be taken into account in computing the amount of salary or compensation of the grantee for the purpose of determining any contributions to or any benefits under any pension, retirement, profit-sharing, bonus, life insurance, severance or other benefit plan of the Company or its subsidiaries or affiliates or under any agreement with the grantee, unless the Company or its subsidiaries or affiliates specifically provides otherwise.

3.11.     Non-Uniform Determinations

None of the Committee’s determinations under the Plan and Award Agreements need to be uniform, and any such determination may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations under Award Agreements, and to enter into non-uniform and selective Award Agreements, as to (a) the persons to receive Awards, (b) the terms and provisions of Awards, (c) whether a grantee’s Employment has been terminated for purposes of the Plan and (d) any adjustments to be made to Award pursuant to Section 1.6.2 or otherwise.

3.12.     Other Payments or Awards

Nothing contained in the Plan shall be deemed in any way to limit or restrict the Company or its subsidiaries or affiliates from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

3.13.     Plan Headings

The headings in this Plan are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.

3.14.    References to Laws, Rules or Regulations

Any reference in this Plan to any law, rule or regulation shall be deemed to include any amendments, revisions or successor provisions to such law, rule or regulation.

3.15.     Adoption Date, Effective Date, and Term of Plan

The Plan was adopted on February 17, 2006. The Plan shall become effective upon shareholder approval of the Plan. Unless sooner terminated by the Board, the provisions of the Plan which address the grant of incentive stock options shall terminate on the day before the tenth anniversary of the date the Plan was adopted, and no incentive stock options shall thereafter be granted under the Plan. Unless sooner terminated by the Board, the provisions of Section 1.6.1 which provide that shares of Common Stock that are withheld from Awards of restricted stock upon vesting to satisfy a grantee’s income tax or other withholding obligations shall be added back to the total shares that may be delivered pursuant to Awards granted under the Plan shall terminate on the day before the tenth anniversary of the date the Plan was approved by shareholders. The Board reserves the right to terminate the Plan at any time; provided, however, that all Awards made under the Plan prior to its termination shall remain in effect until such Awards have been satisfied or terminated in accordance with the terms and provisions of the Plan and the applicable Award Agreements.

3.16.     Governing Law

ALL RIGHTS AND OBLIGATIONS UNDER THE PLAN AND EACH AWARD AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

3.17.    Arbitration

Any dispute, controversy or claim between the Company and any participant arising out of or relating to or concerning the provisions of the Plan shall be finally settled by arbitration in New York, New York before, and in accordance with, the rules then obtaining of the American Arbitration Association (the “AAA”) in accordance with the commercial arbitration rules of the AAA, provided that the sole persons who may be selected to serve as arbitrators shall be partners of nationally recognized law firms with experience in securities laws issues generally and equity compensation plans in particular. Prior to arbitration, all disputes, controversies or claims maintained by any participant must first be submitted to the Committee in accordance with claim procedures determined by the Committee in its sole discretion.

3.18.     Severability; Entire Agreement

If any of the provisions of this Plan or any Award Agreement is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby; provided that, if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and any Award Agreements contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof.

3.19.     No Third Party Beneficiaries

Except as expressly provided in an Award Agreement, neither the Plan nor any Award Agreement shall confer on any person other than the Company and the grantee of the Award any rights or remedies thereunder; provided that the exculpation and indemnification provisions of Section 1.3.5 shall inure to the benefit of a Covered Person’s estate, beneficiaries and legatees.

3.20.     Successors and Assigns of the Company

The terms of this Plan shall be binding upon and inure to the benefit of the Company and its successors and assigns.